Exhibit 3.1

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street	WY Secretary of State
Cheyenne, WY 82002-0020	FILED: 02/04/2023 07:55 AM
Ph. 307.777.7311	Original ID: 2021-001009756
Email: Business@wyo.gov	Amendment ID: 2023-004016783

Profit Corporation

Articles of Amendment

1. Corporation name:

(Name must match exactly to the Secretary of State’s records.)

bowmo, Inc.

2. Article number(s)	4	is amended as follows:

*See checklist below for article number information.

In conjunction with this Articles of Amendment to the Articles of Incorporation, the shares of Common Stock issued and outstanding immediately prior to the effectiveness of this Articles of Amendment shall be reverse split on the basis on one (1) share for each one thousand (1,000) shares issued and outstanding. No fractional shares of Common Stock shall be issued. Any fractional shares shall be rounded up to the next whole share. The par value of the Common Stock following the reverse split shall remain $0.0001 per share. The authorized shares of the Common Stock shall remain forty billion (40,000,000,000).

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

N/A

4. The amendment was adopted on	01/03/2023
(Date - mm/dd/yyyy)

P-Amendment – Revised June 2021

5. Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

✔	Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:	/s/ Michael Lakshin	Date:	01/04/2023
(May be executed by Chairman of Board, President or another of its officers.)			(mm/dd/yyyy)

Print Name:	Michael Lakshin	Contact Person:	Michael Lakshin

Title:	Chairman of the Board, President	Daytime Phone Number:	(212) 398-0002

Email:	michael.lakshin@bowmo.com
(An email address is required. Email(s) provided will receive important reminders, notices and filing evidence.)

Checklist

Filing Fee: $60.00 Make check or money order payable to Wyoming Secretary of State.
Processing time is up to 15 business days following the date of receipt in our office.
*Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. Article number(s) is not the same as the filing ID number.
Please mail with payment to the address at the top of this form. This form cannot be accepted via email.
Please review the form prior to submission. The Secretary of State’s Office is unable to process incomplete forms.

P-Amendment – Revised June 2021